Exhibit 99.1


                         Double Eagle Petroleum Company
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     P. O. Box 766 o Casper, WY 82602 o 1-307-237-9330 o Fax: 1-307-266-1823

FOR RELEASE AT 6 AM, EST
Date: December 4, 2006

                Double Eagle Petroleum Announces Project Updates

CASPER, Wyo., December 4, 2006/PRNewswire-FirstCall/ -- Double Eagle Petroleum Co. (Nasdaq: DBLE) ("Double Eagle" or "the Company") today announced progress on the Christmas Meadows, Atlantic Rim and South Fillmore projects.

At Christmas Meadows, the Table Top Unit #1 well was at a depth of 9,417 feet at 6 AM on December 1, 2006 and drilling ahead. We are still drilling in the Paleozoic rocks of the Hogsback Thrust Plate. We expect to enter the Green River Plate at approximately 11,000 feet within the next two weeks. We plan to run logs and a velocity survey at that time and then set another string of intermediate casing. We have re-evaluated our estimates of time and costs and believe that this well may not be completed until mid February 2007 with a dry hole cost of $16,613,000. Double Eagle has a 25% working interest in this well.

At Atlantic Rim, on December 1, 2006, the Final EIS for the Atlantic Rim CBM Development was published in the Federal Register. The document is now available for public review for 30 days to January 2, 2007. From Double Eagle's perspective, the preferred alternative is Alternative "D" which allows the drilling of 1800 CBM wells and 200 conventional wells based on limits of disturbance per section and the entire EIS area. This well count is the original well number proposed by Anadarko, Double Eagle and Warren Resources and provides for development of the area on 80-acre spacing.

The BLM can issue the Record of Decision any time after January 2, 2007. Drilling can proceed as soon as the Record of Decision is issued. The BLM has indicated that it plans to issue the Record of Decision in March 2007.

At South Fillmore, the production testing has begun on the PH State 16-1 well. We will provide an update as we learn more.

About Double Eagle

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company's current development activities are primarily in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah.

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This release may contain forward-looking statements regarding Double Eagle
Petroleum Co.'s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.

Company Contact:
John Campbell, Investor Relations
(303) 794-8445